Exhibit 99.2

Investor Highlights December 8, 2021 NYSE: OXM

We own brands that make people happy

Investment Highlights Portfolio of high - margin lifestyle brands Significant opportunity for profitable growth • Strength in e - commerce • Compelling bricks and mortar footprint • Food and beverage Strong cash flow Capital structure to fuel growth Experienced, long - term management team Paid dividend every quarter since going public in 1960 Recently increased share repurchase authorization

Financial Highlights FY 2 1P* FY 20 FY 19 Revenue $1.127B - $1.137B $749M $1.123B EPS - GAAP $7.49 - $7.64 ($5.77) $4.05 EPS - Adjusted $7.52 - $7.67 ($1.81) $4.32 First 9 Months of Fiscal Year 2021 2020 2019 Revenue $842M $527M $825M EPS - GAAP $6.29 ($5.04) $3.15 EPS - Adjusted $6.32 ($1.94) $3.24 * Outlook provided on December 8, 2021. See Forward - Looking Statements on the final slide for additional information regarding projected financial results. Wholesale 20% E - Commerce 32% Retail 39% Restaurant 9% Projected FY21 Revenue by Distribution Channel* Tommy Bahama 64% Lilly Pulitzer 26% Southern Tide 5% Lanier Apparel 2% Other 3% Projected FY21 Revenue by Group*

OXFORD

For more information on our Company and our Brands
www.oxfordinc.com



www.tommybahama.com



www.lillypulitzer.com



www.southerntide.com



www.thebeaufortbonnetcompany.com



www.duckhead.com

NYSE: OXM

Oxford NYSE: OXM This infographic was prepared as of December 8, 2021, and any subsequent distribution, dissemination or reproduction of this inf ographic or any of its content is not an affirmation or restatement of any forward - looking statements contained herein. Forward - Looking Statements This infographic includes statements that constitute forward - looking statements. Such statements are subject to a number of risk s, uncertainties and assumptions which could cause actual results to differ materially from those anticipated or projected, including, without li mitation, those identified under Part I, Item 1A. contained in our Annual Report on Form 10 - K for the period ended January 30, 2021 under the heading “Risk Factors,” those descri bed from time to time in subsequent reports filed with the SEC and those identified in our press release dated December 8, 2021 under the caption, “Safe Harbor”, all of whi ch are available under the Investor Relations tab of our website at oxfordinc.com. Those risks may not be the only risks which may impact our forward - looking statements. We disclai m any intention, obligation or duty to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as required by law. Basis of Presentation All per share information is presented on a diluted basis. Non - GAAP Measures This infographic contains certain non - GAAP financial metrics, such as adjusted earnings per share, which are intended to supplem ent our consolidated financial results presented in accordance with GAAP. We use these adjusted financial measures in making financial, operational and planning decisions, to evaluate our ongoing performance and in discussions with investment and other financial institutions, our board of directors and others. Reconcili ati ons of these adjusted measures to the most directly comparable GAAP financial measures are presented in tables included at the end of our press release dated December 8, 2021.